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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The First Marblehead Corporation:

We consent to the inclusion in this Registration Statement on Form S-1 of The First Marblehead Corporation of our report dated September 4, 2003, that will be dual-dated, which will be rendered upon the consummation of the stock-split transaction referred to in Note 15 to the consolidated financial statements, with respect to the consolidated balance sheets of The First Marblehead Corporation as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears herein, and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP


Boston, Massachusetts
October 24, 2003